FOR IMMEDIATE RELEASE

Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC BANK AGREES TO CONSENT ORDER WITH FDIC
Loan Sales in Progress to Reduce Credit Risk

HONOLULU, DECEMBER 11, 2009 – Central Pacific Financial Corp. (NYSE: CPF) announced today that its primary subsidiary, Central Pacific Bank (CPB), agreed to a Stipulation to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation (FDIC) and the Hawaii Division of Financial Institutions (HDFI). The Consent Order requires CPB to improve its capital position, asset quality, liquidity, and management oversight, among other matters.

CPB will continue to offer a full range of financial products and services, and its deposits continue to be insured by the FDIC.  The bank elected to continue its participation in the extended FDIC insurance program, which in addition to the $250,000 coverage per depositor, provides unlimited insurance coverage on transactional accounts earning less than a one-half percent interest rate.

The Consent Order requires CPB to take numerous actions that include increasing its Tier 1 Capital to maintain a minimum leverage capital ratio of 10% and total risk-based capital ratio of 12%, as well as the development of a contingency plan if those ratios are not attained by March 31, 2010.  An adequate allowance for loan and lease losses must be maintained at all times, and the amount of commercial real estate loans, particularly land development and construction loans, must be reduced systematically.  The company has filed a Form 8-K with the U.S. Securities and Exchange Commission reporting this Consent Order, which can be referenced for more information.

“We have been in close communication with our regulators, and as previously disclosed, expected to agree to this Consent Order,” said Ronald K. Migita, Chairman, President, and Chief Executive Officer.  “With a major loan sale completed this week, we have already made progress toward the regulatory order and are fully committed to meeting the requirements of the agreement.”

On December 8, 2009, CPB completed the sale of a $47.5 million package of commercial real estate loans at par value.  Additional loans, primarily commercial real estate loans, with an aggregate book value of $62 million as of Sept. 30, 2009, have also been sold or are contracted to be sold in this quarter at a net discount of 10% of book value.  The company has engaged an outside loan review firm, Alvarez & Marsal, to conduct an independent review of its commercial real estate loan portfolio and expects to continue pursuing sales of certain loans, in addition to loan restructurings and renegotiations with its borrowers, over the coming quarters.  “The loan review and loan sales are important steps in reaching our capital and asset quality goals in order to comply with the Consent Order,” said Migita.

The company continues to work with its financial advisors, Sandler O’Neill + Partners, L.P. and RBC Capital Markets, to evaluate options for raising additional capital, including private placements of equity securities and public stock offerings.  Central Pacific Financial Corp. shareholders approved increasing the number of authorized shares of common stock on October 22, 2009, which provides the company with added flexibility in addressing their capital needs.

CPB recently announced its plan to exit the California market, where many of its commercial real estate loans are located, and to focus on business development in Hawaii.  The bank has not made a loan in California for more than 18 months and intends to wind down or dispose of its existing California loan portfolio over the next two years.

“Hawaii is our market, and despite the local economic conditions, our core deposit base has grown by 17% from a year ago,” Migita stated.  “We are committed to continue being a leading force in supporting home ownership and small businesses in Hawaii.”

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii based financial institution with $5.2 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 37 branches, a residential mortgage subsidiary, and more than 100 ATMs throughout the State of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; and volatility in the financial markets and uncertainties concerning the availability of debt or equity financing.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K/A for the last fiscal year.  The Company does not update any of its forward-looking statements.

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